PRICING SUPPLEMENT

                        Filed pursuant to Rule 424(b)(2)
             Registration Statement No. 333-112249 and 333-112249-01
                 Pricing Supplement No. 8 Dated January 18, 2005
                    (To Prospectus dated April 27, 2004, and
                   Prospectus Supplement dated April 27, 2004)
                                CUSIP: 02003MAH7
                               ISIN: US02003MAH79


                          Allstate Life Global Funding
                            Secured Medium Term Notes
                                 Issued Through
             Allstate Life Global Funding Trust 2005-2 (the "Trust")


     The description in this pricing supplement of the particular terms of the Secured Medium Term Notes offered hereby supplements the description of the general terms and provisions of the notes set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

Principal Amount:  $225,000,000                   Agent(s) Discount: 0.029%

Issue Price:  100.000%                            Original Issue Date:
                                                                January 25, 2005

Net Proceeds to the Trust:  $224,934,750          Stated Maturity Date:
                                                                January 25, 2008

Funding Agreement Number(s):                      FA-41079

Specified Currency:                               U.S. Dollars

Interest Payment Dates:                           January 25, April 25, July 25
                                                    and October 25 in each year

Initial Interest Payment Date:                    April 25, 2005

Regular Record Dates:                             15 calendar days prior to each
                                                    Interest Payment Date

Type of Interest Rate:                            [   ] Fixed Rate
                                                  [ X ] Floating Rate

Fixed Rate Notes:                                 [   ] Yes  [ X ] No.  If, Yes,

Interest Rate:

Floating Rate Notes:                              [ X ] Yes  [   ] No.  If, Yes,

Regular Floating Rate Notes:                      [ X ] Yes  [   ] No.  If, Yes,

     Interest Rate:                               Interest Rate Basis plus
                                                    the Spread
     Interest Rate Basis(es):                     See below

Floating Rate/Fixed Rate Note:                    [   ] Yes  [ X ] No.  If, Yes,
     Floating Interest Rate:
     Interest Rate Basis(es):
     Fixed Interest Rate:
     Fixed Rate Commencement Date:

Inverse Floating Rate Note:                       [   ] Yes  [ X ] No.  If, Yes,
     Fixed Interest Rate:
     Floating Interest Rate:
     Interest Rate Basis(es):

Initial Interest Rate, if any:                    Interest Rate Basis plus the
                                                  Spread determined as of the
                                                  second London banking day
                                                  preceding the Original Issue
                                                  Date


                                     A-A-1

Initial Interest Reset Date:                                 April 25, 2005

Interest Rate Basis(es).  Check all that apply:
     [   ] CD Rate                                [   ] Commercial Paper Rate
     [   ] CMT Rate                               [   ] Eleventh District Cost
                                                          of Funds Rate
     [ X ] LIBOR                                  [   ] Federal Funds Rate
     [   ] EURIBOR                                [   ] Treasury Rate
     [   ] Prime Rate                             [   ] Other (See Attached)

     If LIBOR:

     [   ] LIBOR Reuters Page                     [ X ] LIBOR Moneyline Telerate
                                                          Page 3750
     LIBOR Currency:  U.S. Dollars

     If CMT Rate:
         Designated CMT Telerate Page:
         If 7052:                                    [   ] Weekly Average
                                                     [   ] Monthly Average
         Designated CMT Maturity Index:

Index Maturity:                                   Three months

Spread (+/-):                                     0.06%

Spread Multiplier:                                Not applicable

Interest Reset Date(s):                           Each Interest Payment Date

Interest Determination Date(s):                   The second London banking day
                                                  preceding the related Interest
                                                  Reset Date

Maximum Interest Rate, if any:                    Not applicable

Minimum Interest Rate, if any;                    Not applicable

Calculation Agent:                                J.P. Morgan Trust Company,
                                                  National Association

Exchange Rate Agent:                              Not applicable


Computation of Interest (not applicable unless different than as specified in the prospectus and prospectus supplement):

Day Count Convention (not applicable unless different than as specified in the prospectus and prospectus supplement):

Amortizing Note:                                  [   ] Yes  [ X ] No.  If, Yes,
     Amortizing Schedule:
     Additional/Other Terms:

Discount Note:                                    [   ] Yes  [ X ] No.  If, Yes,
     Total Amount of Discount:
     Initial Accrual Period of Discount:
     Additional/Other Terms:

Redemption Provisions:                            [   ] Yes  [ X ] No.  If, Yes,
     Initial Redemption Date:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction (if any):
     Redemption:                                  [   ] In whole only and not
                                                          in part
                                                  [   ] May be in whole or
                                                          in part

     Additional/Other Terms:

Repayment:                                        [   ] Yes  [ X ] No.  If, Yes,
     Repayment Date(s):
     Repayment Price:
     Repayment:                                   [   ] In whole only and not
                                                          in part
                                                  [   ] May be in whole or
                                                          in part
     Additional/Other Terms:

Sinking Fund (not applicable unless specified):


Additional Amounts to be Paid for Withholding Tax (not applicable unless specified):


Securities Exchange Listing:                      [   ] Yes [ X ] No. If Yes,
                                                          Name of Exchange

Authorized Denominations:                         $1,000

Ratings:

     The Notes issued under the Program are rated "AA" by Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc. and "Aa2" by Moody's Investors Service, Inc.

Agent(s) Purchasing Notes as Principal:           [ X ] Yes  [   ] No. If Yes,

Agent(s)                                                        Principal Amount
--------------------------------------------------------------------------------
Morgan Stanley & Co. Incorporated                                    $78,750,000
UBS Securities LLC                                                   $78,750,000
Banc of America Securities LLC                                       $22,500,000
J.P. Morgan Securities Inc.                                          $22,500,000
Lehman Brothers Inc.                                                 $22,500,000
                                                                    ------------
     Total:                                                         $225,000,000
                                                                    ============

Agent(s) Acting as Agent:                         [   ] Yes [ X ] No.  If Yes,

Agent(s)                                          Principal Amount
--------------------------------------------------------------------------------


                                                  ------------------------------
     Total:


Additional/Other Terms:  Not applicable

Special Tax Considerations: Interest payable on the Notes will be treated as "qualified stated interest" for United States Federal income tax purposes, as it meets the specified criteria referenced in the prospectus supplement under the heading "United States Federal Income Tax Considerations-U.S. Holders-Floating Rate Notes."